UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

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On September 26, 2023, J. Alexander Miller Douglas, Chief Executive Officer of United Natural Foods, Inc. (the "Company") sent the following email to the Company's Directors and above:

Directors & above –

As leaders in this Company, I want to share with you the news that this morning we issued a press release announcing three new members will be joining UNFI’s Board of Directors and that the Company has entered into a cooperation agreement with JCP Investment Management, one of the Company’s shareholders (click here to read).

The new directors joining our Board are Lynn Blake, former Executive Vice President and Chief Investment Officer of Global Equity Beta Solutions for State Street Global Advisors; James “Jim” Loree, former CEO of Stanley Black & Decker; and James Pappas, founder & managing member of JCP Investments.

These three new board members bring valuable food industry, business transformation, and investment stewardship experience, and we believe they will be highly valuable in helping guide our customer and supplier focused multi-year transformation plan in a manner aimed to improve our profitability and shareholder returns. Given this news will likely garner media attention, please remember that all media inquiries or requests for comments on this topic from individuals outside of UNFI should be directed to UNFI’s Communications team for appropriate follow-up.

As a reminder, today at 10:00 a.m. ET we’ll hold our Director & Above call and I encourage all of you to take time to participate (click here to join the meeting). You’ll be able to ask questions during the call, or you can submit your questions ahead of time by clicking here to email Communications.

I look forward to sharing more about our FY24 plans and the exciting journey we’re on later today. Thanks.

Sandy Douglas
CEO